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                                                                    EXHIBIT 5.1


                    [LETTERHEAD OF ALDERWOODS GROUP, INC.]



May 30, 2002

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Ladies and Gentlemen:

        In my capacity as Senior Vice President, Legal & Asset Management of Alderwoods Group, Inc., a Delaware corporation ("Alderwoods Group"), I am acting as counsel to Alderwoods Group in connection with the registration for resale, on the Registration Statement on Form S-1 (including any amendments, supplements or successor forms thereto, the "Registration Statement") filed by Alderwoods Group and each of the co-registrants listed in footnote (a) to the cover page thereof (collectively, the "Subsidiary Guarantors" and, together with Alderwoods Group, the "Company") under the Securities Act of 1933, as amended, by certain selling security holders listed in the Registration Statement of up to (i) 14,836,852 shares (the "Shares") of Alderwoods Group's common stock, par value $0.01 per share, each of which Shares trades with one preferred stock purchase right, (ii) $42,452,400 aggregate principal amount of Alderwoods Group's 11% Senior Secured Notes due 2007 (the "Five-Year Secured Notes"), which are guaranteed by the Subsidiary Guarantors and (iii) $74,262,269 aggregate principal amount of Alderwoods Group's 121/4% Senior Notes due 2009 (the "Seven-Year Unsecured Notes"), which are guaranteed by the Subsidiary Guarantors.

        I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, I am of the opinion that (i) the Shares are duly authorized, validly issued, fully paid and nonassessable and (ii) when issued in accordance with the terms of the Rights Agreement, dated as of March 6, 2002, between Alderwoods Group and Wells Fargo Bank Minnesota, National Association, as rights agent (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) will be validly issued, (iii) the Five-Year Secured Notes and the Seven-Year Unsecured Notes have been duly authorized by Alderwoods Group, executed by proper officers of Alderwoods Group, authenticated by Wells Fargo Bank Minnesota, National Association (the "Trustee") and delivered by Alderwoods Group, and are valid and legally binding obligations of Alderwoods Group enforceable in accordance with their respective terms, except, in each case, to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law), and (iv) the guarantees of the Five-Year Secured Notes and the Seven-Year Unsecured Notes by each of the Subsidiary Guarantors are enforceable in accordance with their respective terms, except, in each case, to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

        In rendering this opinion, I have (i) assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy of the statements and certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, (ii) relied as to certain factual matters upon statements or certificates of representatives of the Company and public officials, and I have not independently checked or verified the accuracy of those statements and certificates, and (iii) assumed that the applicable indenture governing each of the Five-Year Secured Notes and the Seven-Year Unsecured Notes is the valid and binding obligation of the Trustee.


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        I am a member of the bar of the State of Washington, and I have not been admitted to the bar of any other jurisdiction. In addition, my examination of matters of law has been limited to the General Corporation Law of the State of Delaware (the "DGCL") and the federal laws of the United States of America, in each case as in effect on the date of this letter.

        The opinion set forth in clause (ii) of paragraph 2 hereof is limited to the valid issuance of the Rights under the DGCL. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in clause (ii) of paragraph 2 above, I have assumed that the Board of Directors of Alderwoods Group has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me with respect to this opinion under the heading "Legal Matters" in the prospectus that is part of the Registration Statement.


                                        Very truly yours,


                                        /s/  BRADLEY D. STAM

                                        Bradley D. Stam





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